Exhibit 99.1

Contact:	Beth Durrett
Chief Financial Officer
(214) 630-6655
bdurrett@bestwayrto.com

FOR IMMEDIATE RELEASE

BESTWAY, INC. ANNOUNCES

DELISTING BY NASDAQ OF ITS COMMON STOCK

(Dallas – December 20, 2004) Bestway, Inc. (BSTW) has been notified by NASDAQ that its common stock will be delisted from the NASDAQ SmallCap Market effective at the opening of the market on Tuesday, December 21, 2004.

NASDAQ has advised the Company that the common stock will be delisted because of the Company’s failure to certify its compliance with the new audit committee composition, audit and nominating committee charters, executive sessions and code of conduct requirements, as set forth in NASDAQ Marketplace Rules 4350(d)(2)(A), 4350(d)(1), 4350(c)(4)(B), 4350(c)(2) and 4350(n), respectively. The Company had disclosed in November 2004 that it had received a letter from NASDAQ indicating that the Company was not in compliance with the certification requirement and that the Company would request a hearing with the NASDAQ Hearing Panel on the matter. The Company requested a written hearing, which was held on December 9, 2004. In connection with the hearing, the Company discussed its intent to go private with NASDAQ and described the status of the transaction. The Company requested that NASDAQ grant an extension to the Company regarding the listing requirements until the Company’s going-private transaction was completed. This appeal was denied by NASDAQ. Prior to undertaking the going-private transaction, the Company was in the process of complying with the NASDAQ listing requirements, including the matters set forth in the certification requirements described above.

NASDAQ has also advised the Company that its securities may be immediately eligible for quotation on the OTC Bulletin Board, effective with opening of business on December 21, 2004, provided a market maker enters a quote on the first day of eligibility. The OTC Bulletin Board symbol assigned to the company is BSTW. In addition, the Company’s common stock may become quoted in the Pink Sheets upon application by a market maker. Because the Company intends to effectuate the going-private transaction, the Company will cease its NASDAQ listing and will not appeal the NASDAQ ruling at this time.

The Company had previously announced that it had filed a preliminary proxy statement and Schedule 13E-3 with the Securities and Exchange Commission with the intended result that it will cease to be a publicly held company and will become a private corporation. “As a private corporation, the common stock would not be eligible for NASDAQ listing,” commented David A. Kraemer, President and Chief Executive Officer. “By terminating the registration of our common stock and relieving ourselves of the reporting requirements of the SEC and other obligations, we estimate that we will save approximately $775,000, consisting of $115,000 in fees historically incurred, $590,000 in fees that would otherwise be expected to be incurred in order to comply with Section 404 of Sarbanes Oxley, and $70,000 in fees that would otherwise be expected to be incurred in order to comply with other provisions of Sarbanes-Oxley once the termination of the registration becomes effective. We believe that this decision is in the best interest of our shareholders and the Company and remain committed to the going-private transaction.” The Company is currently awaiting completion of the SEC review of its proxy statement and Schedule 13E-3 before proceeding with a reverse/forward stock split and subsequent termination of its registration. All documents filed with the SEC that describe the proposed going-private transaction can be seen by going to www.bestwayrto.com under Investor Relations, SEC Filings. All shareholders will receive a definitive proxy statement once the SEC has completed its review process.

The Company has been engaged in the rent-to-own industry since 1987. The Company owns and operates a total of sixty-nine stores located in the states of Alabama, Arkansas, Georgia, Mississippi, North Carolina, South Carolina and Tennessee. The stores’ operations are controlled and monitored through the Company’s management information system networked with its home office in Dallas, Texas.

This press release and the guidance above contain various “forward-looking statements” that involve risks and uncertainties, including forward-looking statements regarding: the delisting by NASDAQ of the Company’s common stock, the subsequent quotation of the common stock on the OTC Bulletin Board and/or the Pink Sheets, completion of the “reverse/forward stock split” and termination of the registration of the Company’s common stock. These forward-looking statements involve risks and uncertainties that may cause actual results to differ from these expectations. Factors that could cause actual results to differ include: the decision by one or more market makers to enter quotes on the Company’s common stock on the first day of eligibility, the Company’s ability to successfully complete the reverse/forward stock split, the Company’s ability to reduce the number of shareholders to fewer than 300 and terminate the registration of its common stock, the Company’s ability to achieve the anticipated cost savings upon termination of the registration of its common stock, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission.